SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Netopia, Inc.

(Name of Registrant as Specified In Its Charter)

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Netopia, Inc.

6001 Shellmound Street, 4th Floor

Emeryville, California 94608

February 8, 2005

NOTICE OF ANNUAL STOCKHOLDER MEETING

Notice is hereby given that the Annual Stockholder Meeting of Netopia, Inc. (the “Company”), will be held on March 18, 2005, at 10:00 a.m. local time, at 6001 Shellmound Street, 4th Floor, Emeryville, California 94608 for the following purposes:

1.	To elect six (6) directors to serve until the 2006 Annual Stockholder Meeting or until their successors have been elected and qualified or until their earlier resignation, death or removal.

2.	To approve the Company’s 2005 Employee Stock Purchase Plan and to authorize 1,225,000 shares of Common Stock for issuance under the plan as described in the accompanying Proxy Statement.

3.	To ratify the appointment of Burr, Pilger & Mayer LLP as independent auditors of the Company for the fiscal year ending September 30, 2005.

4.	To transact such other business as may properly be brought before the meeting.

The foregoing items of business are more fully described in the attached Proxy Statement.

Stockholders of record at the close of business on February 3, 2005 are the only stockholders entitled to notice of, and to vote at, the Annual Stockholder Meeting and at any adjournment or postponements thereof. A list of such stockholders will be available for inspection at the Company’s headquarters located at 6001 Shellmound Street, 4th Floor, Emeryville, California, during ordinary business hours for the ten-day period prior to the Annual Stockholder Meeting.

By Order of the Board of Directors,

David A. Kadish

Senior Vice President, General Counsel and Secretary

IMPORTANT

Whether or not you plan to attend the annual meeting, please complete, sign, date and promptly return your proxy in the postage-paid envelope provided for your convenience; or you may vote by telephone or via the internet in accordance with the instructions on your proxy card. You may revoke your proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

Netopia, Inc.

6001 Shellmound Street, 4th Floor

Emeryville, California 94608

PROXY STATEMENT

FOR THE ANNUAL STOCKHOLDER MEETING

To be held on March 18, 2005

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Netopia, Inc., a Delaware corporation (the “Company” or “Netopia”), for use at the Annual Stockholder Meeting to be held on Friday, March 18, 2005, at 10:00 a.m. local time or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Stockholder Meeting. The meeting will be held at the Company’s offices at 6001 Shellmound Street, 4th Floor, Emeryville, California. The Company’s telephone number is (510) 420-7400. The date of this Proxy Statement is February 8, 2005, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

GENERAL INFORMATION

Annual Report to Stockholders.    A copy of the Company’s Annual Report on Form 10-K as filed with the United States Securities and Exchange Commission on February 1, 2005 is enclosed with this Proxy Statement. The Company will mail without charge, upon written request, additional copies of the Company’s Annual Report on Form 10-K. Requests should be sent to Netopia, Inc., 6001 Shellmound Street, 4th Floor, Emeryville, California 94608, Attention: Senior Vice President, General Counsel and Secretary.

Voting Securities.    The Company’s Common Stock (“Common Stock”) is the only type of security entitled to vote at the Annual Stockholder Meeting. On February 3, 2005, the record date for the determination of stockholders entitled to vote at the Annual Stockholder Meeting, there were 25,118,587 shares of Common Stock issued and outstanding. Each stockholder of record on February 3, 2005 will be entitled to one vote for each share of Common Stock held by such stockholder on that date. Shares of Common Stock may not be voted cumulatively. The inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes, will tabulate all votes.

Stockholders may vote in person or by proxy. The Company’s bylaws provide that a majority of all of the shares of the Common Stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Stockholder Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Solicitation of Proxies.    The cost of soliciting proxies will be borne by the Company. In addition to soliciting holders by mail through its regular employees, the Company may request banks and brokers, and other custodians, nominees and fiduciaries to forward copies of the proxies and other soliciting materials to persons for whom they hold shares of Common Stock and to request authority for the exercise of proxies and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally, by telephone or facsimile or by other means of communication, without additional compensation.

Voting of Proxies.    Whether or not you are able to attend the Annual Stockholder Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company’s Board of Directors and which will be voted as you direct on your proxy when properly completed. Alternatively, you may dial the telephone number indicated on the enclosed proxy card to cast your vote by following the instructions given to you on the telephone or you may vote via the Internet at www.proxyvote.com. In the event no directions are specified, such proxies will be voted FOR the Nominees of the Board of Directors (as set forth in Proposal No. 1), FOR Proposals No. 2 and No. 3, and in the discretion of the proxy holders as to other matters that may properly come before the Annual Stockholder Meeting. If sufficient votes in favor of the proposals are not received by the date of the Annual Stockholder Meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the meeting. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a holder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. A holder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Annual Stockholder Meeting and voting in person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 3, 2005, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the Company’s outstanding shares of Common Stock, (ii) the Chief Executive Officer and the five other executive officers of the Company named in the “Executive Compensation and Other Matters — Summary Compensation Table,” (iii) all directors and nominees, and (iv) all current directors and executive officers of the Company as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided. In computing the percentage ownership of any person, the number of shares is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

	Shares Beneficially Owned as of February 3, 2005(1)
Beneficial Owner*	Number of Shares	Percentage of Class
Alan B. Lefkof (2)	669,986	2.60%
William D. Baker (3)	0	**
Brooke A. Hauch (4)	201,697	**
Jayant Kadambi (5)	101,063	**
David A. Kadish (6)	312,604	1.23%
Thomas A. Skoulis (7)	2,015	**
Reese M. Jones (8)	1,007,778	3.86%
Robert Lee (9)	63,750	**
David F. Marquardt (10)	184,986	**
Howard T. Slayen (11)	35,500	**
Harold S. Wills (12)	46,250	**
All current directors and executive officers as a group (12 people)(13)	2,788,755	9.99%

*	These beneficial owners can be reached at Netopia, Inc., 6001 Shellmound Street, 4th Floor, Emeryville, California 94608.
**	Less than 1% of the outstanding shares of Common Stock.
(1)	The number of shares of Common Stock deemed outstanding includes shares issuable pursuant to stock options that may be exercised within 60 days of February 3, 2005.
(2)	Includes 604,875 shares issuable upon the exercise of stock options held by Alan B. Lefkof and 65,111 shares held by the Lefkof Family Trust over which Alan B. Lefkof has shared voting and investment authority.
(3)	William D. Baker resigned effective October 29, 2004.
(4)	Includes 189,349 shares issuable upon the exercise of stock options held by Brooke A. Hauch.
(5)	Includes 94,198 shares issuable upon the exercise of stock options held by Jayant Kadambi. Mr. Kadambi ceased to be an executive officer on October 1, 2004.
(6)	Includes 283,026 shares issuable upon the exercise of stock options held by David A. Kadish.
(7)	Thomas A. Skoulis’s employment terminated on September 20, 2004.
(8)	Includes 85,500 shares issuable upon the exercise of stock options held by Reese M. Jones.
(9)	Includes 63,750 shares issuable upon the exercise of stock options held by Robert Lee.
(10)	Includes 115,500 shares issuable upon the exercise of stock options held by David F. Marquardt.
(11)	Includes 500 shares held in a retirement account and 2,500 shares held by a family partnership over which Howard T. Slayen has voting and investment authority, and 32,500 shares issuable upon the exercise of stock options held by Howard T. Slayen.
(12)	Includes 46,250 shares issuable upon the exercise of stock options held by Harold S. Wills.
(13)	Includes 1,655,622 shares issuable upon the exercise of stock options held by all current executive officers and directors.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The directors who are being nominated for election to the Board of Directors (the “Nominees”) as recommended by the Nominating Committee of the Board of Directors, their ages as of February 3, 2005, their positions and offices held with the Company and certain biographical information are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Stockholder Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. The size of the Board of Directors is currently set at six members.

As of the date of this Proxy Statement, the Board of Directors is not aware of any Nominee who is unable or will decline to serve as a director. The six Nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Stockholder Meeting will be elected directors of the Company to serve until the next Annual Stockholder Meeting or until their successors have been duly elected and qualified.

Vote Required and Board of Directors’ Recommendation

Directors are elected by a plurality of the affirmative votes cast by those shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Stockholder Meeting. The six Nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be counted towards a Nominee’s total. Stockholders may not cumulate votes in the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” ELECTION OF EACH OF THE NOMINATED DIRECTORS.

Name and Positions held with the Company	Age	First became a Director
Alan B. Lefkof, President, Chief Executive Officer and Director (1)	52	August 1991
Reese M. Jones, Director	46	March 1987
Robert Lee, Director (2)(3)	56	November 2001
David F. Marquardt, Director (4)	55	December 1990
Howard T. Slayen, Director (2)	57	April 2003
Harold S. Wills, Chairman of the Board of Directors (2)(3)(4)	62	April 2001

(1)	Member of the Stock Option Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating Committee
(4)	Member of the Compensation Committee

Alan B. Lefkof.    Mr. Lefkof has served as a director of Netopia since August 1991, when he joined Netopia as President. He has been Chief Executive Officer since November 1994. Prior to joining Netopia, Mr. Lefkof served as President of GRiD Systems, and as a Management Consultant at McKinsey & Company. Mr. Lefkof received a B.S. in computer science from the Massachusetts Institute of Technology in 1975 and a M.B.A. from Harvard Business School in 1977.

Reese M. Jones.    Mr. Jones, founder of Netopia, served as Chairman of the Board of Directors of Netopia from March 1987 through October 2004. Mr. Jones served as Chief Executive Officer of Netopia until Mr. Lefkof was appointed Chief Executive Officer in November 1994. Mr. Jones is a private investor and business consultant who currently serves on the Board of Directors of a number of privately held companies. Mr. Jones received a B.A. in biophysics from the University of California at Berkeley in 1982.

Robert Lee.    Mr. Lee has been a director of Netopia since November 2001. Having retired after a 26 year career at Pacific Bell, now part of SBC Communications, Mr. Lee is a private investor and business consultant who currently serves on the Board of Directors of Blue Shield of California, BroadVision, Inc. and Interland, Inc. as well as a number of privately held companies and non-profit organizations. From 1972 to 1998, Mr. Lee served in various executive capacities at Pacific Bell, most recently as a corporate Executive Vice President and President of Business Communications. Mr. Lee received a B.S. in electrical engineering from University of Southern California in 1970 and an M.B.A. from University of California at Berkeley in 1972.

David F. Marquardt.    Mr. Marquardt has been a director of Netopia since December 1990. Mr. Marquardt is a founding General Partner of August Capital, formed in 1995, and has been a General Partner of various private venture capital partnerships since August 1980. Mr. Marquardt currently serves on the Board of Directors of Microsoft Corporation, Tumbleweed Communications, AutoTradeCenter, Inc., Seagate Technology and a number of privately held companies. Mr. Marquardt received a B.S. in mechanical engineering from Columbia University in 1973 and an M.B.A. from Stanford University in 1978.

Howard T. Slayen.    Mr. Slayen has been a director of Netopia since April 2003. Mr. Slayen served as a corporate finance partner in the San Francisco and San Jose, California offices of PricewaterhouseCoopers until his retirement in 1999. During his thirty-one year career at PricewaterhouseCoopers, Mr. Slayen also served as partner in charge of the Financial Advisory Services practice for the Western United States and as tax partner in charge for the San Francisco, San Jose, and Houston, Texas offices of the legacy firm of Coopers & Lybrand. A private investor and business consultant after his retirement, Mr. Slayen currently serves on the Board of Directors of Lantronix, Inc., and a number of privately held companies. Mr. Slayen received a B.A. in economics and accounting from Claremont McKenna College in 1968 and a J.D. from Boalt Hall School of Law, University of California at Berkeley, in 1971.

Harold S. Wills.    Mr. Wills has been a director of Netopia since April 2001, and was elected Chairman of the Board in October 2004. Mr. Wills is president of the data services of InPhonic, Inc., an online provider of wireless services and devices, which he joined in November 2001. From April 1996 through October 2000, Mr. Wills served in various executive capacities at PSINet, Inc., most recently as Director, President and Chief Operating Officer. Mr. Wills has also held senior management positions with Granada Group PLC, Xerox and IBM. Mr. Wills received a Master of Science in Business from Columbia University in 1974.

Board Meetings

During the fiscal year ended September 30, 2004, the Board held six meetings. No director listed above who served on the Board in fiscal year 2004 attended fewer than 75% of the meetings of the Board and any committee on which he served, except for Mr. Jones, who attended four of the six meetings of the Board. Mr. Jones does not serve on any committees of the Board. The Board has determined that with the exception of Mr. Lefkof, each of the current directors is “independent” as defined in the applicable Nasdaq Stock Market listing standards. The Board has an Audit Committee, Compensation Committee, Nominating Committee, and Stock Option Committee.

Audit Committee

During the fiscal year ended September 30, 2004, the Audit Committee of the Board of Directors held nine meetings and did not act by written consent in lieu of a meeting on any occasion. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company’s independent auditors, the scope of the independent auditors’ service and annual audit fees to be paid to the Company’s independent auditors, the performance of the Company’s independent auditors and the accounting practices of the Company. The chair of the Audit Committee is Mr. Slayen, and the other members of the Audit Committee are Messrs. Lee and Wills. The Board of Directors has determined that each member of the Audit Committee is independent as described in applicable Nasdaq listing standards. The Board of Directors has also determined that Mr. Slayen is an “audit committee financial expert” as described in applicable rules and regulations of the Securities and Exchange Commission. A copy of the Audit Committee’s charter is publicly available on the Corporate Governance section of the Company’s website at http://media.corporate-ir.net/media_files/OOTC/NTPA/AuditRestatedCharter.pdf

The Audit Committee oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of the Company’s quarterly financial statements.

Compensation Committee

During the fiscal year ended September 30, 2004, the Compensation Committee acted by written consent four times. The Compensation Committee sets salaries and other compensation arrangements for officers and other key employees of the Company, administers the Company’s stock option, stock purchase and stock bonus plans, and advises the Board on general aspects of the Company’s compensation and benefit policies. For additional information concerning the Compensation Committee, see “Report of the Compensation Committee on Executive Compensation,” “Executive Compensation and Other Matters” and “Compensation Committee Interlocks and Insider Participation.” The members of the Compensation Committee during the 2004 fiscal year were Messrs. Marquardt and Wills.

Stock Option Committee

During the fiscal year ended September 30, 2004, the Stock Option Committee acted by written consent six times. The Board has delegated to the Stock Option Committee the authority to approve the grant to non-officer employees and other individuals of stock options in amounts less than 10,000 shares. The sole member of the Stock Option Committee during the 2004 fiscal year was Alan B. Lefkof.

Nominating Committee

During the fiscal year ended September 30, 2004, the Nominating Committee of the Board of Directors (the “Nominating Committee”) acted by written consent one time. The Nominating Committee recommends nominees for the Board. The Nominating Committee will consider nominees recommended by stockholders for election as directors, but has not adopted formal procedures to be followed by stockholders in submitting such recommendations. The Nominating Committee has recommended the election of each of the nominated directors. The members of the Nominating Committee during the 2004 fiscal year were Messrs. Lee and Wills.

The Nominating Committee operates pursuant to a written charter and has the exclusive right to recommend candidates for election as directors to the Board. The nominating committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age, having business experience, and having high moral character. The committee’s process for identifying and evaluating nominees is as follows: In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with the Company during their term. In the case of new director candidates, the committee first determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon the Company’s Certificate of Incorporation and Bylaws, applicable securities laws, the rules and regulations of the SEC, the rules of the National Association of Securities Dealers, and the advice of counsel, if necessary. The committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee then meets to discuss and consider such candidates’ qualifications and then chooses candidate(s) for recommendation to the Board of Directors. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company and providing the candidate’s name, biographical data and qualifications. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder. A more detailed description of the functions of the Nominating Committee can be found in the Company’s Nominating Committee Charter, which is publicly available on the Corporate Governance section of the Company’s website at http://media.corporate-ir.net/media_files/OOTC/NTPA/NomCharter.pdf.

Communication with the Board of Directors

Interested parties may contact the Board of Directors by sending correspondence to the attention of the Secretary of the Company, Netopia, Inc., 6001 Shellmound Street, 4th Floor, Emeryville, California 94608. Any mail received by the Secretary with the exception of improper commercial solicitations will then be forwarded to the members of the Company’s Board of Directors (or committee members, as appropriate) for their further action, if necessary. The Company does not have a policy requiring attendance by members of the Board of Directors at the Company’s annual meeting. At the Company’s 2004 Annual Meeting, Alan Lefkof, a member of the Company’s Board of Directors and the Company’s Chief Executive Officer, was in attendance and available for questions.

Compensation of Directors

Until January 1, 2005, except for grants of stock options, members of the Company’s Board of Directors have not received compensation for their services as directors, other than reimbursement of any actual travel and living expenses incurred in connection with attending meetings of the Board of Directors and meetings of the Audit Committee. Directors of the Company currently are eligible to receive options under the Company’s 1996 Stock Option Plan and 2002 Equity Incentive Plan. The Automatic Option Grant Program that is part of the 1996 Stock Option Plan and 2002 Equity Incentive Plan provides for the grant of an option to purchase 50,000 shares of Common Stock upon a non-employee director’s initial election or appointment to the Board. The Automatic Option Grant Program also provides for the grant on the date of each annual stockholder meeting of (a) an option to purchase 15,000 shares of Common Stock to each non-employee director and (b) an additional option to purchase 5,000 shares of Common Stock to each non-employee director who is a member of the Audit Committee. After the pool of shares available under the 1996 Stock Option Plan for automatic option grants is exhausted, grants under the Automatic Option Grant Program will thereafter be made out of the 2002 Equity Incentive Plan. All grants under the Automatic Option Grant Program have exercise prices equal to the fair market value of the underlying stock on the date of grant.

During the fiscal year ended September 30, 2004, Messrs. Jones, Lee, Marquardt, Slayen and Wills each received grants of an option to purchase 15,000 shares under the Automatic Option Grant Program of the 1996 Stock Option Plan on January 30, 2004, the date of the 2004 annual stockholder meeting. As members of the Audit Committee, Messrs. Lee, Slayen and Wills each received grants of an option to purchase 5,000 shares under the Automatic Option Grant Program of the 1996 Stock Option Plan on January 30, 2004, the date of the 2004 annual stockholder meeting.

Effective January 1, 2005, by resolution adopted by the Board of Directors on December 30, 2004, in addition to the grants of stock options as described above, the Board agreed to pay non-employee directors an annual retainer as follows: Chairman of the Board, $25,000; Chairman of the Audit Committee, $20,000; other Directors, $15,000. The retainer will be paid in four equal installments payable at the end of each calendar quarter, commencing with the quarter ending March 31, 2005.

PROPOSAL NO. 2

APPROVAL OF THE COMPANY’S 2005 EMPLOYEE STOCK PURCHASE PLAN

The stockholders are being asked to approve adoption of the Netopia, Inc. 2005 Employee Stock Purchase Plan (the “2005 Purchase Plan”) and to authorize 1,225,000 shares of Common Stock for issuance under the 2005

Purchase Plan. The 2005 Purchase Plan will supersede and replace the Company’s 1996 Employee Stock Purchase Plan. The 2005 Purchase Plan is an important part of the Company’s compensation program, and the Company believes it is essential to its ability to attract and retain highly qualified employees in an extremely competitive environment. Accordingly, the Board is recommending approval of adoption of the 2005 Purchase Plan and authorization of the shares available for purchase under the 2005 Purchase Plan.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Stockholder Meeting, at which a quorum is present either in person or by proxy, is required for approval of this proposal. The Company’s executive officers have an interest in approval of this proposal because they, along with all other individuals eligible to participate in the 2005 Purchase Plan, will be eligible to purchase Common Stock under the 2005 Purchase Plan. The proxy holders intend to vote all proxies received by them FOR the amendment of the 2005 Purchase Plan. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Broker non-votes will not be treated as entitled to vote on the matter, and thus will not affect the outcome of the voting on the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” THE APPROVAL OF THE COMPANY’S 2005 EMPLOYEE STOCK PURCHASE PLAN.

Summary of the Employee Stock Purchase Plan

The principal terms and provisions of the 2005 Purchase Plan are summarized below. The summary, however, is not intended to be a complete description of all the terms of the 2005 Purchase Plan. The Company will furnish a copy of the 2005 Purchase Plan to any stockholder upon written request to the attention of the Secretary of the Company, Netopia, Inc., 6001 Shellmound Street, 4th Floor, Emeryville, California 94608. This summary is qualified in its entirety by reference to the complete text of the 2005 Purchase Plan, which is attached hereto as Exhibit A. To the extent there is a conflict between this summary and the 2005 Purchase Plan, the terms of the 2005 Purchase Plan will govern.

1996 Purchase Plan Background.    The 1996 Purchase Plan was adopted by the Board on April 16, 1996 and approved by the stockholders on May 15, 1996. The 1996 Purchase Plan was amended on multiple occasions, including on July 12, 2002 and October 16, 2003 to increase the number of shares issuable thereunder. The July 12, 2002 amendment also approved the increase in the maximum number of shares of Common Stock that each eligible employee may purchase in any purchase period from 2,000 shares to 5,000 shares. The stockholders approved each of the foregoing amendments. A total amount of 3,500,000 shares have been authorized for purchase under the 1996 Purchase Plan, and from inception through the purchase that took place on February 1, 2005, a total of 3,449,862 shares have been purchased under the 1996 Purchase Plan.

Purpose.    The purpose of the 2005 Purchase Plan is to provide employees of the Company and designated parent or subsidiary corporations (collectively, “Participating Companies”) an opportunity to participate in the ownership of the Company by purchasing Common Stock through payroll deductions. The Company is currently the only Participating Company in the 2005 Purchase Plan. The 2005 Purchase Plan and the right of participants to make purchases thereunder are intended to meet the requirements of an “employee stock purchase plan” as defined in Section 423 of the Code.

The 2005 Purchase Plan was adopted by the Board on December 30, 2004. If approved by our stockholders, the 2005 Purchase Plan will become effective as soon as administratively feasible following stockholder approval, but not before March 18, 2005. If the stockholders do not approve the 2005 Purchase Plan, the 1996 Purchase Plan will continue in effect in accordance with its existing terms. No grants have been made under the 2005 Purchase Plan to date.

Administration.    The 2005 Purchase Plan is currently administered by the Compensation Committee of the Board (the “Committee”). The Company pays all costs and expenses incurred in plan administration without charge to participants. All cash proceeds received by the Company from payroll deductions under the 2005 Purchase Plan are credited to a non-interest bearing book account.

Shares and Terms.    The stock issuable under the 2005 Purchase Plan may be authorized but unissued shares or reacquired shares. The maximum number of shares of Common Stock that may be issued under the 2005 Purchase Plan is 1,225,000, assuming approval of this Proposal No. 2. Common Stock subject to a terminated purchase right is available for purchase pursuant to purchase rights subsequently granted.

Adjustments.    If any change in the Common Stock occurs (through recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration), appropriate adjustments shall be made by the Company to the class and maximum number of shares subject to the 2005 Purchase Plan, to the class and maximum number of shares purchasable by each participant on any one purchase date, and the class and number of shares and purchase price per share subject to outstanding purchase rights in order to prevent the dilution or enlargement of benefits thereunder.

Eligibility.    Generally, any individual who is customarily employed by a Participating Company more than 20 hours per week and for more than five months per calendar year is eligible to participate in the 2005 Purchase Plan. Approximately 251 employees (including seven officers) were eligible to participate in the 2005 Purchase Plan as of February 3, 2005.

Offering Periods.    The 2005 Purchase Plan is implemented by offering periods which generally have a duration of 24 months. Each offering period is comprised of a series of one or more successive purchase periods, each of which generally have a duration of six months. Offering periods are concurrent and successive and, accordingly, a new offering period commences every six months and runs concurrently with each prior offering period. Generally, purchase periods start on the first business day in each of February and August and end, respectively, on the last business day of July of the same year and January of the following year. The first offering period will begin following stockholder approval of the 2005 Purchase Plan on or about March 18, 2005 and will end on January 31, 2007. The Committee in its discretion may vary the beginning date and ending date of the offering periods prior to their commencement, provided no offering period shall exceed 24 months in length, and may terminate an offering period following any purchase period

The participant will have a separate purchase right for each offering period in which he or she participates. The purchase right will be granted on the first day of the offering period and will be automatically exercised in successive installments on the last day of each purchase period within the offering period.

Purchase Price.    The purchase price per share under the 2005 Purchase Plan will be 85% of the lower of (i) the fair market value of a share of Common Stock on the first day of the applicable offering period, or (ii) the fair market value of a share of Common Stock on the purchase date. Generally, the fair market value of the Common Stock on a given date is the closing sale price of the Common Stock, as reported on the stock market on which the Company’s Common Stock then is traded. The fair market value of the Common Stock as reported in the National Daily Quotations Journal as of February 3, 2005 was $4.25 per share.

Limitations.    The plan imposes certain limitations upon a participant’s rights to acquire Common Stock, including the following:

1.  No purchase right shall be granted to any person who immediately thereafter would own, directly or indirectly, stock or hold outstanding options or rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its parent or subsidiary corporations.

2.  In no event shall a participant be permitted to purchase more than 5,000 shares on any one purchase date.

3.  The right to purchase Common Stock under the 2005 Purchase Plan (or any other employee stock purchase plan that the Company or any of its subsidiaries may establish) in an offering intended to qualify under Section 423 of the Code may not accrue at a rate that exceeds $25,000 in fair market value of such Common Stock (determined at the time such purchase right is granted) for any calendar year in which such purchase right is outstanding.

The purchase right shall be exercisable only by the Participant during the Participant’s lifetime and shall not be assignable or transferable by the Participant.

Payment of Purchase Price; Payroll Deductions.    Payment for shares by participants shall be by accumulation of after-tax payroll deductions during the purchase period. The deductions may not exceed 15% of a participant’s cash compensation paid during a purchase period. Compensation for this purpose will include elective contributions that are not includable in income under Sections 125 or 401(k) of the Code, and all bonuses, overtime, commissions, and other amounts to the extent paid in cash.

The participant will receive a purchase right for each offering period in which he or she participates to purchase up to the number of shares of Common Stock determined by dividing such participant’s payroll deductions accumulated prior to the purchase date by the applicable purchase price (subject to the limitations described in the “Limitations” section). Unless the Compensation Committee determines otherwise, no fractional shares shall be purchased. Any payroll deductions accumulated in a participant’s account that are not sufficient to purchase a full share will be retained in the participant’s account for the subsequent purchase period. No interest shall accrue on the payroll deductions of a participant in the 2005 Purchase Plan. A participant may increase or decrease his or her deductions during a purchase period as permitted by the Compensation Committee.

Termination of Participation.    A purchase right shall terminate at the end of the offering period or earlier if (i) the participant terminates employment or (ii) the participant elects to withdraw from the 2005 Purchase Plan, and then any payroll deductions which the participant may have made with respect to a terminated purchase right will be refunded.

Corporate Transaction.    In the event of (i) a merger or consolidation of the Company with or into another entity or any other corporate reorganization or (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company or the complete liquidation of the Company (a “Corporate Transaction”), each purchase right under the 2005 Purchase Plan will automatically be exercised immediately before consummation of the Corporate Transaction as if such date were the last purchase date of the offering period unless the 2005 Purchase Plan is assumed by the surviving corporation. The purchase price per share shall be equal to 85% of the lower of the fair market value per share of Common Stock on the start date of the offering period or the fair market value per share of Common Stock immediately prior to the effective date of such Corporate Transaction. Any payroll deductions not applied to such purchase shall be promptly refunded to the participant.

The grant of purchase rights under the 2005 Purchase Plan will in no way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

Pro Ration of Purchase Rights.    If the total number of shares of Common Stock for which purchase rights are to be granted on any date exceeds the number of shares then remaining available under the 2005 Purchase Plan, the Committee shall make a pro rata allocation of the shares remaining.

Amendment and Termination.    The 2005 Purchase Plan shall continue in effect until the earlier of (i) December 30, 2024, (ii) the date on which all shares available for issuance under the 2005 Purchase Plan shall have been issued or (iii) a Corporate Transaction, unless the 2005 Purchase Plan is earlier terminated by the Board in its discretion.

The Board may at any time alter, amend, suspend or discontinue the 2005 Purchase Plan, provided that, without the approval of the stockholders, no such action may (i) alter the purchase price formula so as to reduce the purchase price payable for shares under the 2005 Purchase Plan, (ii) materially increase the number of shares issuable under the 2005 Purchase Plan or the maximum number of shares purchasable per participant, or (iii) materially increase the benefits accruing to participants under the 2005 Purchase Plan or materially modify the eligibility requirements.

In addition, the Company has specifically reserved the right, exercisable in the sole discretion of the Board, to terminate the 2005 Purchase Plan immediately following any purchase period. If the Board exercises such right, then the 2005 Purchase Plan will terminate in its entirety and no further purchase rights will be granted or exercised, and no further payroll deductions shall thereafter be collected under the 2005 Purchase Plan.

Federal Income Tax Consequences.    The following is a general description of certain federal income tax consequences of the 2005 Purchase Plan. This description does not purport to be complete.

The 2005 Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Under a plan which so qualifies, no taxable income will be reportable by a participant, and no deductions will be allowable to the Company, by reason of the grant or exercise of the purchase rights issued thereunder. A participant will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

A sale or other disposition of the purchased shares will be a disqualifying disposition if made before the later of two years after the start of the offering period in which such shares were acquired or one year after the shares are purchased. If the participant makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount by which the fair market value of such shares on the date of purchase exceeded the purchase price, and the participant will be required to satisfy the employment and income tax withholding requirements applicable to such income. In no other instance will the Company be allowed a deduction with respect to the participant’s disposition of the purchased shares.

Any additional gain or loss recognized upon the disposition of the shares will be a capital gain, which will be long-term if the shares have been held for more than one year following the date of purchase under the 2005 Purchase Plan.

The foregoing is only a summary of the federal income taxation consequences to the participant and the Company with respect to the shares purchased under the 2005 Purchase Plan. In addition, the summary does not discuss the tax consequences of a participant’s death or the income tax laws of any city, state or foreign country in which the participant may reside.

Purchase Plan Benefits.    Since purchase rights are subject to discretion, including an employee’s decision not to participate in the 2005 Purchase Plan, purchases of Common Stock under the 2005 Purchase Plan for the current fiscal year are not determinable. However, in the fiscal year ended September 30, 2004 and including the subsequent purchase on February 1, 2005, each of the Named Officers purchased the following number of shares of Common Stock under the 1996 Purchase Plan: Mr. Baker, 4,745 shares at a purchase price of $1.3175 per share; Ms. Hauch, 10,000 shares at a purchase price of $1.3175 per share, and 2,348 shares at a purchase price of $3.1705 per share; Mr. Kadish, 10,000 shares at a purchase price of $1.3175 per share, and 2,563 shares at a purchase price of $3.1705 per share; and Mr. Lefkof, 6,194 shares at a purchase price of $1.3175 per share, and 536 shares at a purchase price of $3.1705 per share. All executive officers as of February 3, 2005 as a group (7 persons) purchased 53,488 shares during the fiscal year ended September 30, 2004 and including the subsequent purchase on February 1, 2005.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board has selected Burr, Pilger & Mayer LLP as the independent auditors of the Company for the fiscal year ending September 30, 2005. Burr, Pilger & Mayer LLP has acted in such capacity since its appointment on September 30, 2004. Burr, Pilger & Mayer LLP has audited the Company’s financial statements for the fiscal years ended September 30, 2004, 2003 and 2002.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Stockholder Meeting, at which a quorum is present either in person or by proxy, is required for approval of this proposal. The proxy holders intend to vote all proxies received by them FOR the ratification of the appointment of Burr, Pilger & Mayer LLP as the Company’s independent auditors for the fiscal year ending September 30, 2005. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Broker non-votes will not be treated as entitled to vote on the matter, and thus will not affect the outcome of the voting on the proposal.

In the event ratification by the holders of the appointment of Burr, Pilger & Mayer LLP as the Company’s independent auditors is not obtained, the Audit Committee of the Board will reconsider such appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee feels that such a change would be in the Company’s and its stockholders’ best interests.

A representative of Burr, Pilger & Mayer LLP will be present at the Annual Stockholder Meeting, will be given the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF BURR, PILGER & MAYER LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2005.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following Summary Compensation Table sets forth the compensation earned for fiscal years 2004, 2003 and 2002 for services rendered in all capacities to the Company and its subsidiaries by the Company’s Chief Executive Officer and the four other most highly compensated officers who were serving as executive officers as of September 30, 2004 and one former officer, for each of whom total earned salary and bonus for fiscal year 2004 exceeded $100,000 (collectively, the “Named Officers”). Bonus payments shown with respect to services performed in each fiscal year were paid in the subsequent fiscal year.

Summary Compensation Table

		Annual Compensation (1)			Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary($)(1)	Bonus($)		Securities Underlying Options (#)
Alan B. Lefkof	2004	332,350	0		0
President and Chief	2003	309,400	0		250,000
Executive Officer	2002	308,018	20,000		240,000

William D. Baker (2)	2004	201,625	0		0
Senior Vice President, Finance and	2003	190,000	0		70,000
Operations, and Chief Financial Officer	2002	188,887	21,000		70,000

Brooke A. Hauch	2004	201,625	0		0
Senior Vice President, Professional	2003	190,000	0		100,000
Services	2002	187,577	13,000		85,000

Jayant Kadambi (3)	2004	185,000	0		0
Vice President, Research and	2003	170,000	0		125,000
Development	2002	157,858	13,000		116,224

David A. Kadish	2004	218,150	0		0
Senior Vice President, General Counsel	2003	197,600	30,000		200,000
and Secretary	2002	195,700	25,000		255,000

Thomas A. Skoulis (4)	2004	195,434	49,057	(5)	0
Former Senior Vice President and General	2003	190,000	63,525	(5)	135,000
Manager	2002	176,625	83,635	(5)	150,000

(1)	Includes amounts deferred under the Company’s 401(k) Plan. Excludes car allowances and amounts paid for tax services and disability insurance, which in the aggregate for each Named Officer were less than 10% of salary plus bonus.
(2)	Mr. Baker resigned effective October 29, 2004.
(3)	Mr. Kadambi ceased to be an executive officer on October 1, 2004.
(4)	Mr. Skoulis’s employment terminated on September 20, 2004.
(5)	Includes commissions earned in the amount of $49,057 for fiscal year 2004 through September 20, 2004, and in the amount of $63,525 and $63,635 for fiscal years 2003 and 2002, respectively. In addition to the amounts shown, upon termination of employment on September 20, 2004, Mr. Skoulis received a payment in the amount of $28,614 for accrued but unused vacation in accordance with applicable law.

Option Grants in Last Fiscal Year

No stock options or stock appreciation rights were granted to any of the Named Officers during the fiscal year ended September 30, 2004.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning option exercises in fiscal year 2004 and option holdings as of September 30, 2004 with respect to each of the Named Officers. No stock appreciation rights were outstanding at the end of that year.

	Shares Acquired on Exercise(#)	Value Realized (Market Price at Exercise Less Exercise Price)($)	Number of Securities Underlying Unexercised Options at September 30, 2004(#)		Value of Unexercised In-the-Money Options at September 30, 2004($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Alan B. Lefkof	40,000	481,192	554,875	228,125	1,021,841	679,969
William D. Baker (2)	63,000	689,076	96,375	100,625	332,116	324,394
Brooke A. Hauch	56,776	523,717	169,038	89,061	369,675	265,402
Jayant Kadambi (3)	79,839	788,626	67,948	120,937	230,317	369,252
David A. Kadish	118,850	1,301,757	248,025	168,125	517,748	509,856
Thomas A. Skoulis (4)	5,000	75,380	324,938	0	639,062	0

(1)	Based on the fair market value per share of the Company’s Common Stock at September 30, 2004 ($6.83) less the exercise price payable for such shares.
(2)	Mr. Baker resigned effective October 29, 2004, and all then-unexercisable options expired on that date.
(3)	Mr. Kadambi ceased to be an executive officer on October 1, 2004.
(4)	Mr. Skoulis’s employment terminated on September 20, 2004, and all then-unexercisable options expired on that date.

Equity Compensation Plan Information

The following table provides information about our Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of September 30, 2004, including the Farallon Computing, Inc. 1987 Restated Stock Option Plan, the Netopia, Inc. 1996 Stock Option Plan, the Netopia, Inc. 2000 Stock Incentive Plan, and the Netopia, Inc. 2002 Equity Incentive Plan (collectively, the “Option Plans”), but except as noted below excluding the Netopia, Inc. 1996 Employee Stock Purchase Plan.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights		(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	22,375	(1)	$4.24	—
	3,384,337	(2)	5.01	213,714
	1,642,082	(3)	4.36	739,817	(4)
				261,731	(5)
Equity compensation plans not approved by security holders	922,316	(6)	3.46	102,038

	5,971,110			1,317,300	(5)

(1)	Granted under the 1987 Restated Stock Option Plan.
(2)	Granted under the 1996 Stock Option Plan.

(3)	Granted under the 2002 Equity Incentive Plan.
(4)	The number of shares remaining available for issuance under the 2002 Equity Incentive Plan automatically increases on the first trading day of each calendar year by an amount equal to four and three-quarter percent (4.75%) of the shares of Common Stock outstanding on December 31 of the immediately preceding calendar year, up to a maximum annual increase of 1,000,000 shares.
(5)	Total shown includes the 261,731 shares of Common Stock available for issuance under the 1996 Employee Stock Purchase Plan as of September 30, 2004, but not taking into account the 1,225,000 shares that are the subject of Proposal No. 2. Excluding the shares available for issuance under the 1996 Employee Stock Purchase Plan, a total of 1,055,569 shares of Common Stock are available for grant under the Option Plans as of September 30, 2004. Following the purchase on February 1, 2005, 50,138 shares of Common Stock are available for issuance under the 1996 Employee Stock Purchase Plan as of February 3, 2005.
(6)	Granted under the 2000 Stock Incentive Plan.

On October 18, 2000, the Board of Directors approved the 2000 Stock Incentive Plan, pursuant to which non-qualified stock options may be granted to our employees, officers and directors. The purpose of the 2000 Stock Incentive Plan is to promote our success by linking the personal interests of our employees, officers and directors to those of our shareholders and by providing participants with an incentive for outstanding performance. As initially approved, awards granted to officers may not exceed in the aggregate forty percent (40%) of all shares that are reserved for grant under the 2000 Stock Incentive Plan. Officers and directors will not receive any additional awards under the 2000 Stock Incentive Plan after the date of the Annual Stockholder Meeting. All options granted under the 2000 Stock Incentive Plan have exercise prices equal to the fair market value of the underlying stock on the date of grant. As of September 30, 2004, the Company had reserved 1,900,000 shares of Common Stock for issuance under the 2000 Stock Incentive Plan, and 102,038 shares remained available for future grants. Options currently outstanding under the 2000 Stock Incentive Plan vest ratably over two or four-year periods beginning at the grant date and expire ten years from the date of grant. The 2000 Stock Incentive Plan is not required to be and has not been approved by the Company’s stockholders. The Company’s officers and directors hold an aggregate of 77,400 options outstanding under the 2000 Stock Incentive Plan.

Employment Contracts, Termination of Employment and Change in Control Arrangements

The Compensation Committee, as plan administrator of all of our existing equity compensation plans as of September 30, 2004, has the authority to provide for accelerated vesting of the shares of Common Stock subject to outstanding options held by the Named Officers and any other executive officer in connection with certain changes in control of the Company or the subsequent termination of the officer’s employment following the change in control event.

None of the Named Officers have employment agreements with the Company, and their employment may be terminated at any time. However, the Company has entered into agreements with Messrs. Lefkof and Kadish and with Ms. Hauch which provide for acceleration of vesting of option shares as if the officer remained employed for 12 additional months in the event the officer’s employment is involuntarily terminated during the 12 month period following certain acquisitions or changes in control of the Company. In addition, Mr. Kadish will receive severance pay equal to 12 months salary and the full target bonus for the fiscal year in which his employment is terminated; Mr. Lefkof and Ms. Hauch will receive severance pay equal to six months salary upon any such termination and the full target bonus for the fiscal year in which the officer’s employment is terminated.

On October 21, 2004, Mr. Baker resigned as the Company’s Senior Vice President, Finance and Operations, and Chief Financial Officer, effective October 29, 2004. On October 21, 2004, the Company and Mr. Baker entered into a Consulting Agreement. The term of the Consulting Agreement is for a six month period that commenced on November 1, 2004 and continues through April 30, 2005. Under the terms of the Consulting Agreement, Mr. Baker has agreed to assist the Company with respect to its financial reporting and the transition to a new permanent principal accounting and financial officer. Mr. Baker is compensated at the rate of $17,125 per month during the term of the Consulting Agreement, and does not receive any other compensation or benefits.

Mr. Skoulis did not receive any severance payments or other compensation or benefits following his termination of employment effective September 20, 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons. Based solely on the Company’s review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company’s executive officers, directors and more than 10% stockholders were complied with during fiscal 2004, except that as a result of a clerical error, Howard T. Slayen, a director, filed a Form 4 one day later than required.

Code of Ethics

The Board of Directors adopted on July 15, 2003 the Netopia, Inc. Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all directors, officers and employees, and certain additional portions of the policy apply to all executive and senior financial officers. A copy of the Company’s Code of Business Conduct and Ethics has been filed as Exhibit 14.1 to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2003. In addition, the Company’s Code of Business Conduct and Ethics is publicly available on the Company’s website at http://media.corporate-ir.net/media_files/nsd/ntpa/corpgov/codeofethics0703.pdf.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Company’s Board of Directors, as of September 30, 2004, consisted of Messrs. Marquardt and Wills. Neither Mr. Marquardt nor Mr. Wills was at any time during the fiscal year ended September 30, 2004, or at any other time, an officer or employee of the Company. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Report of the Compensation Committee on Executive Compensation

This Report of the Compensation Committee (the “Committee”) shall not be deemed to be incorporated by reference by any general statement incorporating by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

The Compensation Committee is comprised of non-employee directors and acts periodically to evaluate the effectiveness of the compensation program in linking Company performance and executive pay. In addition, the Compensation Committee is consulted to approve the compensation package of a newly hired executive or of an executive whose scope of responsibility has changed significantly. The Committee has the authority to establish the level of base salary payable to the Chief Executive Officer (“CEO”) and to administer the Company’s various stock incentive plans. In addition, the Committee has the responsibility for approving the individual bonus program to be in effect for the CEO. The CEO has the authority to establish the level of base salary payable to all other employees of the Company, including all executive officers, subject to the approval of the Committee. In addition, the CEO has the responsibility for approving the bonus programs to be in effect for all other executive officers and other key employees each fiscal year, subject to the approval of the Committee. The Committee reviewed but made no changes to the CEO’s compensation proposals for the officers.

General Compensation Policy.    The objective of the Company’s executive compensation program is to align executive compensation with the Company’s long-term and short-term business objectives and performance. We rely upon judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer. Key factors affecting our judgments include the nature and scope of the executive officer’s responsibilities and their effectiveness in leading our initiatives to achieve corporate goals. Among the factors considered by the CEO were informal surveys conducted by Company personnel among local companies. The CEO’s fundamental policy is to offer the Company’s executive officers competitive compensation opportunities based upon overall Company performance, their individual contribution to the financial success of the Company and their personal performance. It is the CEO’s objective to have a substantial portion of each officer’s compensation contingent upon the Company’s performance, as well as upon his or her own level of performance. Accordingly, each executive officer’s compensation package consists of (i) base salary, (ii) cash bonus awards and (iii) long-term stock-based incentive awards.

In preparing the stock performance graph for this Proxy Statement, the Company has selected the Nasdaq Stock Market (U.S.) Index and the Nasdaq Telecommunications Index (the “Indices”). To the extent that the Company compares its compensation practices against other companies, through informal compensation surveys or otherwise, the constituent companies are not necessarily those included in the Indices, because the latter may not be competitive with the Company for executive talent or because compensation information is not available to the Company.

Base Salary.    The base salary for each executive officer is set at the time of hire based on individual negotiation, and any subsequent increases are awarded pursuant to annual merit raises on the basis of personal performance.

Annual Cash Bonuses.    The Company did not implement a formal bonus program for fiscal year 2004. However, in past years, the Company has established a bonus target for each executive officer, including the CEO, tied to achievement of the Company’s revenue and profit goals and which, in certain years, would also be tied to individual performance. For fiscal year 2004, the Company failed to achieve its financial performance targets. As a result, the Company’s CEO and the Company’s executive officers were not awarded bonuses.

Long-term Incentive Compensation.    Generally, a significant stock option grant is made in the year that an officer commences employment and grants typically of lesser amounts are made periodically. Generally, the size of each grant is set at a level that the Committee deems appropriate, to create a meaningful opportunity for stock ownership based upon the individual’s position with the Company, the individual’s potential for future responsibility and promotion, the individual’s performance in the recent period and the number of unvested options held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual at the Committee’s discretion based on the recommendation made by the CEO to the Committee. In fiscal year 2004, no stock option grants were awarded to any executive officer because each of the executive officers had received a larger award in fiscal year 2003 than in prior years to provide an incentive for the officers to improve the Company’s performance. The options granted in fiscal year 2003 vest in periodic installments over a four-year period, contingent upon the executive officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the officer remains an employee of the Company, and then only if the market price of the Common Stock appreciates over the option term.

CEO Compensation.    Mr. Lefkof, the Company’s President and CEO, received an increase in annual base salary in fiscal year 2004 pursuant to an annual merit raise. As stated above, in fiscal year 2004 the Company failed to achieve its financial performance targets. As a result, the Company’s CEO did not receive any bonus. Options were not granted to the CEO in fiscal year 2004 based on the same factors as for the other executive officers.

Tax Limitation.    Under applicable Federal tax law, the Company will not be allowed a Federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. This limitation has been in effect for all fiscal years of the Company ending after the Company’s initial public offering. The stockholders approved the Company’s 1996 Stock Option Plan and 2002 Equity Incentive Plan, which include provisions that limit the maximum number of shares of Common Stock for which any one participant may be granted stock options over a three-year period and two-year period respectively. Accordingly, any compensation deemed paid to an executive officer when he exercises an option under the 1996 Stock Option Plan and 2002 Equity Incentive Plan with an exercise price equal to the fair market value of the option shares on the grant date will generally qualify as performance-based compensation that will not be subject to the $1 million limitation. However, options granted under the 2000 Stock Incentive Plan do not qualify as performance-based compensation and will be subject to the $1 million limitation. Since it is not expected that the cash compensation to be paid to the Company’s executive officers for fiscal year 2005 will exceed the $1 million limit per officer, the Committee will defer any decision on whether to limit the dollar amount of the cash compensation payable to the Company’s executive officers to the $1 million cap.

Submitted by the Compensation Committee of the

Netopia Board of Directors:

David F. Marquardt

Harold S. Wills

STOCK PERFORMANCE GRAPH

The graph set forth below compares the cumulative total stockholder return on the Company’s Common Stock for the five year period commencing on September 30, 1999 and ending on September 30, 2004, with the cumulative total return of (i) the Nasdaq Stock Market (U.S.) Index and (ii) the Nasdaq Telecommunications Index, over the same period. This graph assumes the investment of $100.00 on September 30, 1999 in the Common Stock, the Nasdaq Stock Market (U.S.) Index and the Nasdaq Telecommunications Index, and assumes the reinvestment of dividends, if any.

The comparisons shown in the graph below are based upon historical data. The Company cautions that the stock price performance shown in the graph below is not necessarily indicative of, nor is it intended to forecast, the potential future performance of the Common Stock. Information used in the graph was obtained from Research Data Group, Inc., a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph shall not be deemed filed with the United States Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors consists of three non-employee directors named below. The Board annually reviews the Nasdaq listing standards’ definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board of Directors has also determined that Mr. Slayen is an “audit committee financial expert” as described in applicable rules and regulations of the Securities and Exchange Commission.

The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee is responsible for selecting and engaging the Company’s independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its Charter, which the Board has adopted. The Audit Committee reviews its Charter on an annual basis. The Charter is available for review on the Corporate Governance section of the Company’s website at http://media.corporate-ir.net/media_files/OOTC/NTPA/AuditRestatedCharter.pdf.

The Audit Committee met in person or by phone nine times during the 2004 fiscal year. All members of the Committee attended all of the meetings, except for one meeting in which one member was absent. During July 2004, information was disclosed to the Audit Committee that resulted in the Audit Committee commencing a special investigation. The Audit Committee retained independent counsel and an accounting advisor to assist the Audit Committee in its investigation. During the course of the investigation, KPMG LLP (“KPMG”) resigned as the Company’s independent registered public accounting firm. In connection with its resignation, KPMG informed the Company that certain audit opinions it issued on prior financial statements of the Company should no longer be relied upon. As a result of KPMG’s resignation, the Audit Committee interviewed several firms and retained the firm of Burr, Pilger & Mayer LLP (“BPM”) as the Company’s independent registered public accounting firm.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to express an opinion on the conformity of those financial statements with generally accepted accounting procedures.

The Audit Committee has reviewed and discussed with the Company’s management the audited financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004 (the “10-K”), which also includes the restated financial statements of the Company for the fiscal years ended September 30, 2003 and 2002. Management represented to the Audit Committee that the Company’s consolidated financial statements included in the 10-K were prepared in accordance with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with BPM the audited financial statements. The Audit Committee also discussed with BPM those matters required to be discussed by Statement on Auditing Standards No. 61, entitled “Communications with Audit Committees”, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee also discussed with BPM its independence from the Company and the Company’s management. Additionally, BPM provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No.1, entitled “Independent Discussions with Audit Committees”, as amended, by the Independence Standards Board.

Based upon the discussions and representations described above, the Audit Committee recommended to the Board of Directors that the audited financials statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004 for filing with the United States Securities and Exchange Commission.

Audit Committee

Howard T. Slayen, Chairman

Robert Lee

Harold S. Wills

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On September 10, 2004, KPMG LLP, the Company’s independent registered public accounting firm, resigned effective as of such date.

The reports of KPMG on the Company’s consolidated financial statements for the fiscal years ended September 30, 2003 and 2002 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended September 30, 2003 and 2002, and the subsequent interim period from October 1, 2003 through September 10, 2004, (i) there were no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement(s) in connection with its report on the consolidated financial statements for such periods, other than as described in item (1) in the next paragraph and (ii) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K, other than as described in item (2) in the next paragraph.

(1) Prior to KPMG’s resignation, KPMG requested on September 8, 2004 that the Company’s Audit Committee provide KPMG with certain information, and the Audit Committee and KPMG were engaged in an ongoing discussion concerning such information, which consists of documents over which the Company had asserted privilege as a basis for not providing KPMG with access to such documents. This matter had not been resolved at the time of KPMG’s resignation. According to KPMG, if all or some portion of such information were not provided as requested, KPMG’s auditors’ report would have included an audit scope limitation with respect to this matter. (2) Prior to its resignation, KPMG had advised the Company’s Audit Committee that information provided by the Audit Committee, if further investigated, (i) might materially impact the fairness or reliability of its previously issued audit reports and the underlying financial statements and (ii) might cause it to be unwilling to rely on management’s representations. Because KPMG resigned before conducting such further investigation, it did not reach any conclusions and accordingly these matters were not resolved to KPMG’s satisfaction at the time of its resignation.

On September 30, 2004, the Audit Committee of the Board of Directors of the Company engaged Burr, Pilger & Mayer LLP (“BPM”) as the Company’s independent registered public accountant. BPM has audited the Company’s consolidated financial statements for the fiscal years ended September 30, 2004, 2003 and 2002. The accounting advisor assisting the audit committee in the independent investigation described in the Report of the Audit Committee previously had retained BPM to collect certain financial data regarding the Company and to conduct specified review procedures relating to the data.

Audit Fees

The following table presents fees for professional audit services rendered by KPMG for the audit of our annual financial statements for fiscal year 2003, and fees billed for other services rendered by KPMG prior to its resignation effective September 10, 2004.

	Fiscal Year 2004	Fiscal Year 2003
	($s thousands)
Audit fees (1)	$157	$189
Audit related fees (2)	15	30

	172	219
Tax fees (3)	34	97
All other fees (4)	—	2

Total fees	$206	$318

(1)	This amount represents the aggregate fees billed for professional services rendered by KPMG LLP, the Company’s independent registered public accounting firm until its resignation on September 10, 2004, for the audit of the Company’s annual financial statements, the review of financial statements included in the Company’s Form 10-Qs and services normally provided in connection with statutory and regulatory filings and engagements.
(2)	This amount represents the aggregate fees billed for assurance and related services by KPMG LLP that are reasonably related to the performance of the audit and review of financial statement. This amount primarily represents assistance with and review of the Company’s Registration Statement on Form S-3 filed with the SEC on May 7, 2003 and related filings with the SEC.
(3)	This amount represents the aggregate fees billed for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning.
(4)	This amount represents the aggregate fees billed for products and services provided by KPMG LLP which were not audit, audit-related or tax fees. This amount primarily represents research and investigation fees with respect to certain payroll and state related issues. KPMG LLP did not perform any services or bill any fees for financial information systems and design implementation for the fiscal year ended September 30, 2004.

The non-audit services provided by KPMG are permissible non-audit services within the meaning of Section 10A(g) of the Securities Exchange Act of 1934.

Section 10A(i)(1) of the Exchange Act requires that all audit and non-audit services to be performed by our principal accountants be approved in the advance by the Audit Committee of the Board of Directors, subject to certain exceptions relating to non-audit services accounting for less than five percent of the total fees paid to its principal accountants which are subsequently ratified by the Audit Committee (the “De Minimis Exception”). Pursuant to Section 10A(i)(1) of the Exchange Act, the Audit Committee has established procedures by which it pre-approves such services at each regularly scheduled meeting. In addition, pursuant to Section 10A(i)(3) of the Exchange Act, the Audit Committee has established procedures by which the Chairman of the Audit Committee may pre-approve such services provided the Chairman reports the details of the services to the full Audit Committee at its next regularly scheduled meeting. None of the non-audit services described above were performed pursuant to the De Minimis Exception during the periods in which the pre-approval requirement has been in effect.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL STOCKHOLDER MEETING

Proposals of stockholders intended to be presented at the 2006 Annual Stockholder Meeting of the Company must be received by the Company at its offices at 6001 Shellmound Street, 4th Floor, Emeryville, California 94608, Attention: Senior Vice President, General Counsel and Secretary, not later than October 10, 2005 and satisfy the conditions established by the United States Securities and Exchange Commission for holder proposals to be included in the Company’s proxy statement for that meeting. Pursuant to Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, stockholders wishing to bring a proposal before the 2006 Annual Stockholder Meeting of the Company (but not to include it in the Company’s proxy statement for that meeting) should provide written notice of the proposal to the Company no later than December 23, 2005, as proxies solicited for that meeting will confer discretionary authority to vote on any such matter of which the Company did not have notice as of such date.

All stockholder proposals and notice of stockholder proposals should be sent to the Company at its offices at 6001 Shellmound Street, 4th Floor, Emeryville, California 94608, Attention: Senior Vice President, General Counsel and Secretary. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any stockholder proposal that does not satisfy the conditions and rules established by the United States Securities and Exchange Commission.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors is not informed of any other matter, other than those stated above, that may be brought before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

By Order of the Board of Directors,

David A. Kadish

Senior Vice President, General Counsel and Secretary

Dated: February 8, 2005

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE; OR YOU MAY VOTE BY TELEPHONE OR VIA THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL STOCKHOLDER MEETING.

EXHIBIT A

NETOPIA, INC.

2005 EMPLOYEE STOCK PURCHASE PLAN

(AS ADOPTED DECEMBER 30, 2004)

ii

NETOPIA, INC.

2005 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1.    PURPOSE OF THE PLAN.

The Board adopted the Plan effective as of January 1, 2005. The purpose of the Plan is to provide Eligible Employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions. The Plan is intended to qualify under section 423 of the Code.

SECTION 2.    ADMINISTRATION OF THE PLAN.

(a)     Committee Composition.    The Committee shall administer the Plan. The Committee shall consist exclusively of one or more directors of the Company, who shall be appointed by the Board.

(b)     Committee Responsibilities.    The Committee shall interpret the Plan and make all other policy decisions relating to the operation of the Plan. The Committee may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

SECTION 3.    ENROLLMENT AND PARTICIPATION.

(a)     Offering Periods.    While the Plan is in effect, two overlapping Offering Periods shall commence in each calendar year. The Offering Periods shall consist of the 24-month periods commencing on each February 1 and August 1. The Committee may vary the beginning and ending date of Offering Periods. The initial Offering Period shall begin on a date specified by the Committee after stockholder approval of the Plan and shall end on January 31, 2007.

(b)     Accumulation Periods.    While the Plan is in effect, two Accumulation Periods shall commence in each calendar year. The Accumulation Periods shall consist of the six-month periods commencing on each February 1 and August 1. The Committee may vary the dates of Accumulation Periods. The initial Accumulation Period shall begin on a date specified by the Committee after stockholder approval of the Plan and shall end on July 31, 2005 and shall be less than 6 months.

(c)     Enrollment.    Any individual who, on the day preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a Participant in the Plan for such Offering Period by executing the enrollment form prescribed for this purpose by the Committee. The enrollment form shall be filed with the Company at the prescribed location not later than 10 business days prior to the commencement of such Offering Period, except that the Company may announce a deadline that is less than 10 business days prior to the commencement of each Offering Period.

(d)     Duration of Participation.    Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she ceases to be an Eligible Employee, withdraws from the Plan under Section 5(a) or reaches the end of the Accumulation Period in which his or her employee contributions were discontinued under Section 4(d) or 8(b). A Participant who discontinued employee contributions under Section 4(d) or withdrew from the Plan under Section 5(a) may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (c) above. A Participant whose employee contributions were discontinued automatically under Section 8(b) shall automatically resume participation at the beginning of the earliest Accumulation Period ending in the next calendar year, if he or she then is an Eligible Employee.

(e)     Applicable Offering Period.    For purposes of calculating the Purchase Price under Section 7(b), the applicable Offering Period shall be determined as follows:

(i)    Once a Participant is enrolled in the Plan for an Offering Period, such Offering Period shall continue to apply to him or her until the earliest of (A) the end of such Offering Period, (B) the end of his or her participation under Subsection (d) above or (C) re-enrollment for a subsequent Offering Period under Paragraph (ii) or (iii) below.

(ii)    In the event that the Fair Market Value of Stock on the last trading day before the commencement of the Offering Period for which the Participant is enrolled is higher than on the last trading day before the commencement of any subsequent Offering Period, the Participant shall automatically be re-enrolled for such subsequent Offering Period.

(iii)    Any other provision of the Plan notwithstanding, the Company (at its sole discretion) may determine prior to the commencement of any new Offering Period that all Participants shall be re-enrolled for such new Offering Period.

(iv)    When a Participant reaches the end of an Offering Period but his or her participation is to continue, then such Participant shall automatically be re-enrolled for the Offering Period that commences immediately after the end of the prior Offering Period.

SECTION 4.    EMPLOYEE CONTRIBUTIONS.

(a)     Frequency of Payroll Deductions.    A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions. Payroll deductions, as designated by the Participant pursuant to Subsection (b) below, shall occur on each payday during participation in the Plan.

(b)     Amount of Payroll Deductions.    An Eligible Employee shall designate on the enrollment form the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than 15%.

(c)     Changing Withholding Rate.    If a Participant wishes to change the rate of payroll withholding, he or she may do so by filing a new enrollment form with the Company at the prescribed location at any time. The new withholding rate shall be effective as soon as reasonably practicable after the Company has received such form. The new withholding rate shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than 15%.

(d)     Discontinuing Payroll Deductions.    If a Participant wishes to discontinue employee contributions entirely, he or she may do so by filing a new enrollment form with the Company at the prescribed location at any time. Payroll withholding shall cease as soon as reasonably practicable after the Company has received such form. (In addition, employee contributions may be discontinued automatically pursuant to Section 8(b).) A Participant who has discontinued employee contributions may resume such contributions by filing a new enrollment form with the Company at the prescribed location. Payroll withholding shall resume as soon as reasonably practicable after the Company has received such form.

(e)     Limit on Number of Elections.    No Participant shall make more than 2 elections under Subsection (c) or (d) above during any Accumulation Period.

SECTION 5.    WITHDRAWAL FROM THE PLAN.

(a)     Withdrawal.    A Participant may elect to withdraw from the Plan by filing the prescribed form with the Company at the prescribed location at any time before the last day of an Accumulation Period. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant’s Plan Account shall be refunded to him or her in cash, without interest. No partial withdrawals shall be permitted.

(b)     Re-Enrollment After Withdrawal.    A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 3(c). Re-enrollment may be effective only at the commencement of an Offering Period.

SECTION 6.    CHANGE IN EMPLOYMENT STATUS.

(a)     Termination of Employment.    Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 5(a). (A transfer from one Participating Company to another shall not be treated as a termination of employment.)

(b)     Leave of Absence.    For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate 90 days after the Participant goes on a leave, unless a contract or statute guarantees his or her right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

(c)     Death.    In the event of the Participant’s death, the amount credited to his or her Plan Account shall be paid to a beneficiary designated by him or her for this purpose on the prescribed form or, if none, to the Participant’s estate. Such form shall be valid only if it was filed with the Company at the prescribed location before the Participant’s death.

SECTION 7.    PLAN ACCOUNTS AND PURCHASE OF SHARES.

(a)     Plan Accounts.    The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes. No interest shall be credited to Plan Accounts.

(b)     Purchase Price.    The Purchase Price for each share of Stock purchased at the close of an Accumulation Period shall be the lower of:

(i)    85% of the Fair Market Value of such share on the last trading day in such Accumulation Period; or

(ii)    85% of the Fair Market Value of such share on the last trading day before the commencement of the applicable Offering Period (as determined under Section 3(e)).

(c)     Number of Shares Purchased.    As of the last day of each Accumulation Period, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 5(a). The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account. The foregoing notwithstanding, no Participant shall purchase more than 5,000 shares of Stock with respect to any Accumulation Period nor more than the amounts of Stock set forth in Sections 8(b) and 13(a). The Committee may determine with respect to all Participants that any fractional share, as calculated under this Subsection (c), shall be (i) rounded down to the next lower whole share or (ii) credited as a fractional share.

(d)     Available Shares Insufficient.    In the event that the aggregate number of shares that all Participants elect to purchase during an Accumulation Period exceeds the maximum number of shares remaining available for issuance under Section 13(a), then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction. The numerator of such fraction is the number of shares that such Participant has elected to purchase, and the denominator of such fraction is the number of shares that all Participants have elected to purchase.

(e)     Issuance of Stock.    Certificates representing the shares of Stock purchased by a Participant under the Plan shall be issued to him or her as soon as reasonably practicable after the close of the applicable Accumulation Period, except that the Committee may determine that such shares shall be held for each Participant’s benefit by a broker designated by the Committee (unless the Participant has elected that certificates be issued to him or her). Shares may be registered in the name of the Participant or jointly in the name of the Participant and his or her spouse as joint tenants with right of survivorship or as community property.

(f)     Tax Withholding.    To the extent required by applicable federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any shares of Stock under the Plan until such obligations are satisfied.

(g)     Unused Cash Balances.    An amount remaining in the Participant’s Plan Account that represents the Purchase Price for any fractional share shall be carried over in the Participant’s Plan Account to the next Accumulation Period. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsection (c) above, Section 8(b) or Section 13(a) shall be refunded to the Participant in cash, without interest.

(h)     Stockholder Approval.    Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company’s stockholders have approved the adoption of the Plan.

SECTION 8.    LIMITATIONS ON STOCK OWNERSHIP.

(a)     Five Percent Limit.    Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock possessing more than 5% of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company. For purposes of this Subsection (a), the following rules shall apply:

(i)    Ownership of stock shall be determined after applying the attribution rules of section 424(d) of the Code;

(ii)    Each Participant shall be deemed to own any stock that he or she has a right or option to purchase under this or any other plan; and

(iii)    Each Participant shall be deemed to have the right to purchase 2,000 shares of Stock under this Plan with respect to each Accumulation Period.

(b)     Dollar Limit.    Any other provision of the Plan notwithstanding, no Participant shall purchase Stock with a Fair Market Value in excess of the following limit:

(i)    In the case of Stock purchased during an Offering Period that commenced in the current calendar year, the limit shall be equal to (A) $25,000 minus (B) the Fair Market Value of the Stock that the Participant previously purchased in the current calendar year (under this Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company).

(ii)    In the case of Stock purchased during an Offering Period that commenced in the immediately preceding calendar year, the limit shall be equal to (A) $50,000 minus (B) the Fair Market Value of the Stock that the Participant previously purchased (under this Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company) in the current calendar year and in the immediately preceding calendar year.

(iii)    In the case of Stock purchased during an Offering Period that commenced in the second preceding calendar year, the limit shall be equal to (A) $75,000 minus (B) the Fair Market Value of the Stock that the Participant previously purchased (under this Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company) in the current calendar year and in the two preceding calendar years.

For purposes of this Subsection (b), the Fair Market Value of Stock shall be determined in each case as of the beginning of the Offering Period in which such Stock is purchased. Employee stock purchase plans not described in section 423 of the Code shall be disregarded. If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall resume at the beginning of the earliest Accumulation Period ending in the next calendar year (if he or she then is an Eligible Employee).

SECTION 9.    RIGHTS NOT TRANSFERABLE.

The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by beneficiary designation or the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by beneficiary designation or the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 5(a).

SECTION 10.    NO RIGHTS AS AN EMPLOYEE.

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

SECTION 11.    NO RIGHTS AS A STOCKHOLDER.

A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the last day of the applicable Accumulation Period.

SECTION 12.    SECURITIES LAW REQUIREMENTS.

Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

SECTION 13.    STOCK OFFERED UNDER THE PLAN.

(a)     Authorized Shares.    The number of shares of Stock available for purchase under the Plan shall be 1,225,000 subject to adjustment pursuant to this Section 13).

(b)     Anti-Dilution Adjustments.    The aggregate number of shares of Stock offered under the Plan, the 5,000-share limitation described in Section 7(c) and the price of shares that any Participant has elected to purchase shall be adjusted proportionately for any increase or decrease in the number of outstanding shares of Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend, any other increase or decrease in such shares effected without receipt or payment of consideration by the Company, the distribution of the shares of a Subsidiary to the Company’s stockholders or a similar event.

(c)     Reorganizations.    Any other provision of the Plan notwithstanding, immediately prior to the effective time of a Corporate Reorganization, the Offering Period and Accumulation Period then in progress shall terminate and shares shall be purchased pursuant to Section 7, unless the Plan is continued or assumed by the surviving corporation or its parent corporation. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

SECTION 14.    AMENDMENT OR DISCONTINUANCE.

The Board shall have the right to amend, suspend or terminate the Plan at any time and without notice. Except as provided in Section 13, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company. In addition, any other amendment of the Plan shall be subject to approval by a vote of the stockholders of the Company to the extent required by an applicable law or regulation. The Plan shall terminate automatically 20 years after its adoption by the Board, unless (a) the Plan is extended by the Board and (b) the extension is approved within 12 months by a vote of the stockholders of the Company.

SECTION 15.    DEFINITIONS.

(a)    “ Accumulation Period” means a six-month period during which contributions may be made toward the purchase of Stock under the Plan, as determined pursuant to Section 3(b).

(b)    “ Board” means the Board of Directors of the Company, as constituted from time to time.

(c)    “ Code” means the Internal Revenue Code of 1986, as amended.

(d)    “ Committee” means a committee of the Board, as described in Section 2.

(e)    “ Company” means Netopia, Inc., a Delaware corporation.

(f)    “ Compensation” means (i) the total compensation paid in cash to a Participant by a Participating Company, including salaries, wages, bonuses, incentive compensation, commissions, overtime pay and shift premiums, plus (ii) any pre-tax contributions made by the Participant under section 401(k) or 125 of the Code. “Compensation” shall exclude all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options, and similar items. The Committee shall determine whether a particular item is included in Compensation.

(g)    “ Corporate Reorganization” means:

(i)    The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization; or

(ii)    The sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

(h)    “ Eligible Employee” means any employee of a Participating Company who meets both of the following requirements:

(i)    His or her customary employment is for more than five months per calendar year and for more than 20 hours per week; and

(ii)    He or she has been an employee of a Participating Company for that number of consecutive months designated by the Committee as the eligibility period (which shall be zero unless another period is specified before the applicable offering period).

The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country which has jurisdiction over him or her or if he or she is subject to a collective bargaining agreement that does not provide for participation in the Plan.

(i)    “ Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)    “ Fair Market Value” means the market price of Stock, determined by the Committee as follows:

(i)    If the Stock was traded on The Nasdaq National Market or The Nasdaq SmallCap Market on the date in question, then the Fair Market Value shall be equal to the last-transaction price quoted for such date by such Market;

(ii)    If the Stock was traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; or

(iii)    If none of the foregoing provisions is applicable, then the Committee shall determine the Fair Market Value in good faith on such basis as it deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in The Wall Street Journal or as reported directly to the Company by Nasdaq or a stock exchange. Such determination shall be conclusive and binding on all persons.

(k)    “ Offering Period” means a 24-month period with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 3(a).

(l)    “ Participant” means an Eligible Employee who elects to participate in the Plan, as provided in Section 3(c).

(m)    “ Participating Company” means (i) the Company and (ii) each present or future Subsidiary designated by the Committee as a Participating Company.

(n)    “ Plan” means this Netopia, Inc. 2005 Employee Stock Purchase Plan, as it may be amended from time to time.

(o)    “ Plan Account” means the account established for each Participant pursuant to Section 7(a).

(p)    “ Purchase Price” means the price at which Participants may purchase Stock under the Plan, as determined pursuant to Section 7(b).

(q)    “ Stock” means the Common Stock of the Company.

(r)    “ Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

NETOPIA, INC

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Alan B. Lefkof and David A. Kadish, and either of them, to vote all shares of stock which the undersigned is entitled to vote at the Annual Stockholder Meeting, to be held at 6001 Shellmound Street, 4th Floor, Emeryville, California 94608 on Friday, March 18, 2005 at 10:00 a.m., local time, and at any continuation or adjournment thereof, with all the powers which the undersigned might have if personally present at the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Stockholder Meeting and Proxy Statement, dated February 8, 2005, and a copy of the Company’s 2004 Annual Report on Form 10-K. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and, by filing this Proxy with the Secretary of the Company, gives notice of such revocation.

The Board of Directors of the Company recommends votes “FOR” each of the following proposals.

WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR SUCH PROPOSALS, FOR SUCH NOMINEES AND, WITH DISCRETIONARY AUTHORITY, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ FOLD AND DETACH HERE Δ

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS VOTES “FOR” EACH OF THE FOLLOWING PROPOSALS.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

		FOR	WITHHELD	For all nominees, except for nominees written below.			FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS TO ELECT THE FOLLOWING DIRECTORS TO SERVE FOR A TERM ENDING UPON THE 2006 ANNUAL STOCKHOLDER MEETING OR UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED:	☐	☐	☐	2.	PROPOSAL TO APPROVE THE COMPANY’S 2005 EMPLOYEE STOCK PURCHASE PLAN AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.	☐	☐	☐

	01 Harold S. Wills, 02 Alan B. Lefkof, 03 Reese M. Jones, 04 Robert Lee, 05 Dennis F. Marquardt, 06 Howard T. Slayen				3.	PROPOSAL TO RATIFY THE APPOINTMENT OF BURR, PILGER & MAYER LLP AS INDEPENDENT AUDITORS OF THE COMPANY	☐	☐	☐

	Nominee exception(s): _________________________				THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.

Signature	Signature (if held jointly)	Dated: , 2005

PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE

Δ FOLD AND DETACH HERE Δ

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone	Mail
http://www.proxyvoting.com/ntpa		1-866-540-5760	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.